BDO Seidman, LLP
Accountants and Consultants

100 Park Avenue
New York, New York 10017
Telephone: 212-885-8000
Fax: 212-697-1299

## Consent of Independent Registered Public Accounting Firm

Maiden Holding, Ltd.
Hamilton, Bermuda

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2009, relating to the consolidated financial statements and schedules of Maiden Holdings, Ltd., which are incorporated by reference in that Prospectus. We also consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 11, 2008 relating to the carve-out financial statements of GMAC RE as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

New York, NY

April 14, 2009